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                                                                      Exhibit 5

 [Letterhead of Richman, Lawrence, Mann, Greene, Chizever, Friedman & Phillips]





                                  March 3, 1997



Grand Havana Enterprises, Inc.
1990 Westwood Blvd.
Penthouse
Los Angeles, California  90025

Ladies and Gentlemen:

            You have requested our opinion as counsel for Grand Havana Enterprises, Inc., a Delaware corporation (formerly, United Restaurants, Inc.) (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of up to 626,500 shares of Common Stock of the Company issuable upon exercise of options granted or to be granted under the Company's 1996 Stock Option Plan, and of up to 25,000 shares of Common Stock of the Company issuable upon the exercise of options granted to a consultant of the Company.

            We have examined the Company's Registration Statement on Form S-8 in the form to be filed with the Securities and Exchange Commission on or about March 3, 1997 (the "Registration Statement"). We have examined such further documents as we have deemed necessary as a basis for the opinion hereafter expressed.

            Based on the foregoing, we are of the opinion that, upon issuance and sale in the manner described in the Registration Statement, the shares of Common Stock covered by the Registration Statement will be legally issued, fully paid and non-assessable.

            We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,

                                    /s/ RICHMAN, LAWRENCE, MANN, GREENE,
                                        CHIZEVER, FRIEDMAN & PHILLIPS